FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
JANUARY 23, 2008

FIRST PACTRUST BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

CHULA VISTA, CA – January 23, 2008 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that the Board of Directors approved a stock repurchase plan in which the company may buy back up to 150,000 shares, or approximately 3.4% of its outstanding shares.

Beginning January 25, 2008, the shares may be repurchased from time to time in the open market, in block trades or in privately negotiated transactions, subject to the availability of shares, the prevailing market prices and any other considerations that may, in the opinion of the Board and management, affect the advisability of purchasing the company’s shares, and such share repurchases may be suspended or terminated at any time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Hans R. Ganz, President and Chief Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company’s common stock and the strong capital position of the Company and the Bank.

Mr. Ganz stated: “We believe that the repurchase of our shares at recent price levels represents an attractive investment opportunity which would benefit the Company and our shareholders. Additionally, the Board of Directors will continue to evaluate and consider any and all other potential strategic options for the improvement and maximization of shareholder value.”

As of September 30, 2007, the Company had consolidated total assets of $770.5 million and stockholders equity of $83.6 million with 4,398,738 shares of common stock currently outstanding.

Forward-looking statements:

This press release may contain certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, and information relating to the Company that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words “anticipate,” “believe,” “estimate,” “expect,” “indicate” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary. The Company does not intend to update these forward-looking statements.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000

-END-